Exhibit 21
Subsidiaries of Glassmaster Company

1)	Glassmaster Controls Company, Inc. is a wholly owned subsidiary of the Company, organized and incorporated under the laws of the State of Michigan on October 28, 1988.

2)	Glassmaster Marine, LLC is a wholly owned subsidiary of the Company, organized under the laws of the State of South Carolina on June 20, 2005.

3)	Glassmaster Real Estate, LLC is a wholly owned subsidiary of the Company, organized under the laws of the State of South Carolina on October 12, 2006.